As filed with the Securities and Exchange Commission on June 2, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KAMAN CORPORATION
(Exact name of Registrant as specified in its charter)

Connecticut	06-0613548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 243-7100

KAMAN CORPORATION SECOND AMENDED AND RESTATED 2013 MANAGEMENT INCENTIVE PLAN
(Full title of the plan)

Richard S. Smith, Jr., Esq.
Senior Vice President, General Counsel and Secretary
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
(860) 243-7100
(Name, address and telephone number of agent for service)

Copies to:
Andrew Liazos 200 Clarendon Street, Floor 58 Boston MA 02116-5021 (617) 535 4038
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Kaman Corporation (the “Registrant”) filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) on April 30, 2013 (File No. 333-188247) (the “Prior Registration Statement”), as amended on June 14, 2018 (File No. 333-225615), to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), issuable pursuant to the Kaman Corporation 2013 Management Incentive Plan (now known as the Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan) (the “Plan”).

On April 19, 2023, the stockholders of the Registrant approved an amendment and restatement of the Plan, effective April 19, 2023. The Registrant is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 2,215,000 shares of Common Stock that may be issued pursuant to the Plan, as amended and restated, which includes 500,000 shares being registered to cover additional shares that may become available for issuance under the Plan as a result of the Plan’s share recycling provision. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be filed with the SEC either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed with the SEC are incorporated by reference, as of their respective dates, in this Registration Statement:

(a) Kaman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 23, 2023;

(b) Kaman’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, as filed with the SEC on May 2, 2023;

(c) Kaman’s Current Reports on Form 8-K, as filed with the SEC on January 18, 2023, April 21, 2023 and May 30, 2023 (other than portions of those documents furnished or otherwise not deemed to be filed); and

(d) The description of the terms, rights and provisions applicable to Kaman’s Common Stock contained in Kaman’s Registration Statement No. 001-35419 on Form 8-A, filed with the SEC on February 3, 2012.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 33-770 through 33-776 of the Connecticut Business Corporation Act (the “CBCA”) provide that a corporation in the Registrant’s circumstances may indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, including attorneys’ fees, for actions brought against him in his capacity as a director or officer, when it is determined by certain disinterested parties that he acted in good faith in a manner he reasonably believed to be in the corporation’s best interest (or in the case of conduct not in his official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had No reasonable cause to believe that his conduct was unlawful. The director or officer must be indemnified when he is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he is entitled to indemnification or that it is fair and reasonable that the director or officer be indemnified. In connection with shareholder derivative suits, the director or officer may not be indemnified except for reasonable expenses incurred in connection with the proceeding (and then only if it is determined that he met the relevant standard of conduct described above), subject, however, to courts’ power under Section 33-774 to order indemnification. Unless ordered by a court under Section 33-774, a corporation may not indemnify a director with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not he was acting in his official capacity.

The Company’s Amended and Restated Certificate of Incorporation provides that each director and officer of the Company shall be indemnified by the Company against Liabilities, as defined in Section 33-770 of the CBCA, incurred by him or her in connection with any Proceeding, as defined in Section 33-770 of the CBCA, to which he or she may be made a party by reason of being or having been a director or officer of the Company to the fullest extent permitted by the CBCA. The foregoing right of indemnification shall not be exclusive of other rights to which he or she may be entitled. Under the Company’s Amended and Restated Certificate of Incorporation, the personal liability of a director to the Company or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the amount of compensation received by the director for serving the Company during the calendar year in which the violation occurred (and if the director received no such compensation from the Company during the calendar year of the violation, such director shall have no liability to the Company or its shareholders for breach of duty) if such breach did not:

(1)     involve a knowing and culpable violation of law by the director;
(2)     enable the director or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal economic gain;
(3)     show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company;
(4)     constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company; or
(5)     create liability under Section 33-757 of the CBCA.

The Plan provides that the Company shall indemnify and hold harmless, directors, members of the Compensation Committee of the Board of Directors of the Company and officers to whom authority was delegated under the Plan, against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct or as expressly provided by statute.

The Company maintains directors and officers liability insurance to insure the Company’s directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit No.	Description of Document
4.1
Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019).

4.2
Indenture, dated as of May 12, 2017, by and between Kaman Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated May 12, 2017).

4.3
First Supplemental Indenture, dated as of July 15, 2019, by and between Kaman Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated July 16, 2019).

4.4
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated November 4, 2005), as amended by the Certificate of Amendment thereto (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated April, 22 2019).

4.5	Amended and Restated Bylaws of the Company (as amended through November 14, 2022) (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated November 15, 2022).
5.1*	Legal Opinion of McDermott Will & Emery LLP
23.1*	Consent of PricewaterhouseCoopers LLP Independent Registered Public Accounting Firm
23.2*	Consent of McDermott Will & Emery LLP (included in the opinion filed herewith as Exhibit 5.1)
24*	Power of Attorney
99.1	Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 21, 2023).
107.1*	Filing Fee Table

*Filed herewith.

Item 9. Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bloomfield, in the State of Connecticut, on June 2, 2023.

Signature	Title:

/s/ Ian K. Walsh	Chairman of the Board, Director
Ian K. Walsh	and Chief Executive Officer
(Principal Financial Officer)

/s/ James G. Coogan	Senior Vice President, Chief Financial Officer
James G. Coogan	and Treasurer (Principal Financial Officer)

/s/ Rebecca F. Stath	Vice President and Controller
Rebecca F. Stath	Chief Accounting Officer (Principal Accounting Officer)
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 2nd day of June 2023 by the following persons in the following capacities.

*	Director
Aisha M. Barry

*	Director
A. William Higgins

*	Director
Scott E. Kuechle

*	Director
Michelle J. Lohmeier

*	Director
Jennifer M. Pollino

*	Director
Niharika T. Ramdev

*	Director
Ian K. Walsh

*Pursuant to Power of Attorney

/s/ James G. Coogan
Attorney-In-Fact